UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: August 2, 2013
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada --------------------------------	000-51770 --------------------------------	87-0733770 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Hudson Street, Suite 303
New York, New York 10013
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(Address of principal executive offices) (Zip Code)

(646) 688-6381
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 - REGULATION FD

Item 7.01. Regulation FD Disclosure.

Message from Management to our Shareholders.

It has been a while since we last communicated with you.  We have been working on clearing up certain company matters and are pleased to announce today we have been extraordinarily successful in our efforts.   Briefly, our negotiations with certain parties have resulted in a reduction in the company’s outstanding float by roughly 11.5%.  That means there will be a return to the company’s treasury of 33.9 million outstanding shares.   An outstanding note for $85,000.00 (plus two years interest at 20%) has just been cancelled and there will be a reversal on the company’s books, for the benefit of our shareholders.

The company has also resolved certain issues concerning Mr. Morrell’s compensation package, on retiring from the Company.   Agreement has been reached that certain of his options will be cancelled and his outstanding note for $122,000 was resolved for 2.2 million newly issued shares, reducing the chance that more than 18 million shares would have to be issued.

These events are a huge net positive.  We intend to issue an 8K shortly that will spell out where we believe the Company is headed and how we plan on getting there.  We hope you are as excited as we are.   We ask for just a bit more patience until we are in a position to reveal our game plan.   Thanks again for your continued support.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.

Date: August 2, 2013	/s/ JEFFREY DEVLIN
Name: Jeffrey Devlin
Its: Director